Exhibit 1


                              ACQUISITION AGREEMENT

                                  July 6, 2005

                          POCKETSPEC TECHNOLOGIES INC.
                                 ACQUISITION OF
                               SPANISH TRAILS, LLC


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                                TABLE OF CONTENTS




                                                                            Page
                                                                            ----

Recitals ................................................................    1

Agreement  ..............................................................    1

         1.  Plan of Acquisition  .......................................    1

         2.  Exchange of Equity .........................................    1

         3.  Delivery of Shares  ........................................    1

         4.  Representations of Acquiree  ...............................    1

         5.  Representations of Acquiring Corporation  ..................    3

         6.  Closing and Delivery Date  .................................    5

         7.  Conditions Precedent to the Obligations of Acquiree  .......    5

         8.  Conditions Precedent to the Obligations of Acquiror  .......    6

         9.  Indemnification  ...........................................    6

         10. Nature and Survival of Representations  ....................    7

         11. Documents at Closing  ......................................    7

         12. Miscellaneous  .............................................    7

Signature Page  .........................................................    9

                                      -ii-
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                              ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT is entered into this 6th day of July, 2005, by and between POCKETSPEC TECHNOLOGIES INC., a Colorado corporation, (hereinafter "Acquiror"); and SPANISH TRAILS, LLC, a New Mexico limited liability company; (hereinafter referred to as "Acquiree"); and the undersigned Members of Acquiree, (hereinafter referred to as "Members").


                                    RECITALS

     Members of Acquiree own or control all of the issued and outstanding memberships of Acquiree. Acquiror desires to acquire all of the issued and outstanding memberships of Acquiree, making Acquiree a wholly-owned subsidiary of Acquiror, and Members desire to make a tax-free exchange solely of their memberships in Acquiree for shares of Acquiror's common stock to be exchanged as set out herein with said Members.

     NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

                                    AGREEMENT

     1. Plan of Acquisition. Members of Acquiree are the owners of all the issued and outstanding memberships of said Acquiree. It is the intention of the parties hereto that all of the issued and outstanding memberships of Acquiree shall be acquired by Acquiror in exchange solely for newly issued Acquiror voting stock. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, as an exchange of equity.

     2. Exchange of Equity. Acquiror and Members agree that all of the issued and outstanding memberships of Acquiree shall be exchanged with Acquiror for an aggregate total of 614,882,069 shares of restricted common stock of Acquiror. The Acquiror shares will, on the date of delivery to the Members, (which is hereafter defined as the Delivery
          Date), be delivered to the Members in exchange for their memberships in Acquiree. Members represent and warrant that they will hold such shares of common stock of Acquiror for investment purposes and not for further public distribution and agree that the shares shall be appropriately restricted.

     3. Delivery of Shares. On the Delivery Date (which is defined as the date in Paragraph 6 herein), Members will deliver certificates for the memberships of Acquiree duly endorsed so as to make Acquiror the sole holder thereof free and clear of all claims and encumbrances. On the Delivery Date, delivery of the Acquiror shares, which will be appropriately restricted as to transfer, will be made to the Members as set forth herein. A list of the memberships of Acquiree and shares of Acquiror to be received by said Members is attached hereto as Exhibit "A" and by this reference is incorporated herein.

     4. Representations of Acquiree. The Acquiree, hereby represents and warrants that, with respect to the Acquiree, effective this date, the Closing Date (which is defined as the date in Paragraph 6 herein), and the Delivery Date, the representations listed below are true and correct to the best of their knowledge, information, and belief. Said representations are meant and intended by all parties to apply to the
          Acquiree:

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          (a)  The listed Members on Exhibit "A" are the sole owners of all of the issued and outstanding memberships of Acquiree; such memberships are free from claims, liens, or other encumbrances except as disclosed in any Exhibit hereto; and Members have the unqualified right to transfer and dispose of such memberships.

          (b) The issued memberships of Acquiree constitute validly issued memberships of Acquiree, fully-paid and nonassessable.

          (c)  Reserved.

          (d) Prior to and as of the Closing Date and the Delivery Date, there will not be any negative material changes in the financial position of Acquiree, except changes arising in the ordinary course of business, which changes will in no event adversely affect the financial position of said Acquiree.

          (e) To the best of Acquiree's knowledge, information and belief, it is not involved in, and has not received judicial notice of any pending litigation or governmental investigation or proceeding not reflected in such financial statement, or otherwise disclosed in writing to Acquiror and, to the best knowledge of Acquiree, no material litigation, claims, or assessments, or governmental investigation or proceeding is threatened against Acquiree, its principal Members or properties.

          (f) As of the Closing Date and the Delivery Date, Acquiree will be in good standing in its jurisdiction of incorporation, and will be in good standing and in the process of becoming duly qualified to do business in each jurisdiction where required to be so qualified.

          (g) Acquiree has complied with all applicable laws in connection with its formation, issuance of securities, organization, capitalization and operations, and to the best of Acquiree's knowledge, information and belief, no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

          (h) Acquiree has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have or which shall become due as of the Closing Date and the Delivery Date.

          (i) Except as disclosed in this Agreement or on any Exhibit, Acquiree has not breached any material agreement to which it individually or collectively may be a party.

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          (j)  Acquiree has no subsidiary corporations.

          (k) The corporate financial records, minute books, and other documents and records of Acquiree are to be available to present management of Acquiror prior to the Closing Date and turned over to new management of Acquiror in their entirety on the Delivery Date.

          (l) The execution of this Agreement will not violate or breach any agreement, contract, or commitment to which Acquiree or Members are a party, except as has been disclosed to Acquiror, and has been duly authorized by all appropriate and necessary action.

          (m) The authorized and issued capitalization of Acquiree is 100 Units. Acquiree has only one class of memberhip. As of the Closing Date, all outstanding memberships will have been duly authorized, validly issued and will be fully paid and nonassessable with no personal liability attaching to the ownership thereof. There will be no outstanding convertible securities, warrants, options or commitments of any nature which may cause authorized but unissued securities to be issued to any person.

          (n) To the best knowledge of Members and Acquiree, Acquiree is not subject to any material labor disputes or disagreements, either actual or contingent. Further, as of the Closing Date, there will not be any employee or consultant contracts issued and outstanding which have not been disclosed in Exhibit D hereto.

          (o) To the best knowledge of Members and Acquiree, Acquiree's products, materials and brochures do not infringe the patent or copyright rights of any other person or entity.

          (p) At the date of this Agreement, Members have, and at the Closing Date and the Delivery Date, they will have to the best of their knowledge, disclosed all events, conditions and facts materially affecting the business and prospects of Acquiree and its assets. Members have not now and will not have, at the Closing Date or the Delivery Date, withheld knowledge of any such events, conditions, and facts which they know, or have reasonable grounds to know, may materially affect the business and prospects of Acquiree or its assets.

5. Representations of Acquiring Corporation. Acquiror hereby represents and warrants as follows, effective this date, the Closing Date, and the Delivery Date, the representations listed below are true and correct to the best of its knowledge, information, and belief:

     (a) As of the Delivery Date, the Acquiror shares to be delivered to the Members will constitute valid and legally issued shares of Acquiror, fully-paid and nonassessable, and will be legally equivalent in all respects to the common stock of Acquiror issued and outstanding as of the date thereof.

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     (b)  The officers of Acquiror are duly authorized to execute this Agreement and have taken all actions required by law and agreements, charters, and bylaws, to properly and legally execute this Agreement.

     (c) Acquiror has made available to Acquiree combined audited financial statements for the past two fiscal years, which shall be true, complete and accurate; there are and shall be no substantial liabilities, either fixed or contingent, not reflected in such financial statements and records or to which the Acquiree has not been made aware. Said financial statements fairly and accurately reflect the financial condition of the Acquiror as of the date thereof and the results of operations for the period reflected therein. Such statements shall have been prepared in accordance with US Generally Accepted Accounting Principles, consistently applied.

     (d) Prior to and as of the Closing Date and the Delivery Date, there will not be any material changes in the financial position of Acquiror, except changes arising in the ordinary course of business, which changes will in no event adversely affect the financial condition of the Acquiror.

     (e) Except as previously disclosed, Acquiror is not involved in any pending litigation, claims, or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing to the Members, and there are otherwise no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of management, threatened or contemplated against Acquiror, its management or properties.

     (f) As of the Closing Date and the Delivery Date, Acquiror is duly organized, validly existing and in good standing under the laws of the State of Colorado; it has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required.

     (g) Acquiror will have filed, by the Delivery Date, all federal, state, county and local income, excise, property and other tax returns, forms, or reports, which are due or required to be filed by it prior to the date hereof and has paid or made adequate provision for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received.

     (h) Except as previously disclosed, Acquiror has not breached, nor is there any pending or threatened claims or any legal basis for a claim that Acquiror has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which Acquiror is subject.

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     (i)  The present capitalization of Acquiror is consists of 900,000,000 authorized common shares, of which 137,265,372 shares are issued and outstanding, and 1,000,000 authorized preferred shares, of which none are issued or outstanding. All outstanding shares have been duly authorized, validly issued, and fully paid. There are also shares reserved for issuance under the Aquiror's Form S-8 registration statement. Otherwise, there are not outstanding or presently authorized securities, warrants, options or related commitments of any nature.

     (j)  Acquiror has one subsidiary corporation, Sierra Norte, LLC.

     (k) The shares of restricted common stock of Acquiror to be issued to Members as of the Delivery Date, will be validly issued, nonassessable and fully-paid under Colorado corporation law and will be issued in a non-public offering and exempted transaction under federal and state securities laws.

     (l) At the date of this Agreement, Acquiror has, and at the Closing Date, and as of the Delivery Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of Acquiror. Acquiror has not now and will not have, at the Closing Date, or at the Delivery Date, withheld disclosure of any such events, conditions, and facts which it, through management has knowledge of, or has reasonable grounds to know, may materially affect the business and prospects of Acquiror.

     (m) Acquiror is a public company and represents that, except as previously disclosed, it has no existing or threatened liabilities, claims, lawsuits, or basis for the same with respect to its shareholders, the public, brokers, the U.S. Securities and Exchange Commission, state agencies or other persons. This includes matters relating to state or federal securities laws as well as general common law or state corporation law principles.

6. Closing and Delivery Date. The Closing Date herein referred to shall be upon such date as the parties hereto may mutually agree for the execution of this Agreement but is expected to be on or about July 6, 2005. This Agreement is executed by the parties and effective as of the date hereof, subject only to the final approval of the Boards of Directors of both parties. The date of final approval of the transaction shall be known as the Delivery Date. Certain exhibits, etc. may be delivered subsequent to the Delivery Date upon the mutual agreement of the parties hereto. The Members will be deemed to have accepted, as of the Delivery Date, delivery of the certificates of stock to be issued in their respective names, and in connection therewith will make delivery of their stock in Acquiree to Acquiror.

7. Conditions Precedent to the Obligations of Acquiree. All obligations of Acquiree and Members under this Agreement are subject to the fulfillment, prior to, as of the Closing Date, or at the Delivery Date, of each of the following conditions:

     (a) The representations and warranties by or on behalf of Acquiror contained in this Agreement or in any certificate or document delivered to Acquiree pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date and the Delivery Date as though such representations and warranties were made at and as of such time.

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     (b)  Acquiror shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date, subject only to the conditions required on the Delivery Date.

     (c) The Directors of Acquiror shall have approved this transaction and such other reasonable matters as requested by Acquiree as pertaining to this transaction.

8. Conditions Precedent to the Obligations of Acquiror. All obligations of the Acquiror under this Agreement are subject to the fulfillment, prior to, as of the Closing Date, or at the Delivery Date, of each of the following conditions:

     (a) The representations and warranties by Acquiree and Members contained in this Agreement or in any certificate or document delivered to Acquiror pursuant to the provisions hereof shall be true at and as of the Closing Date and the Delivery Date as though such representations and warranties were made at and as of such time.

     (b) Acquiree and Members shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date, subject only to the conditions on the Delivery Date.

     (c) Members shall deliver to Acquiror a letter commonly known as an "investment letter" agreeing that the shares of stock in Acquiror are being acquired for investment purposes, and not with a view to resale.

     (d) Members shall state, and reaffirm as of the Delivery Date, that the materials, including, current financial statements, prepared and delivered by Acquiror to Members, have been read and understood by Members, that they are familiar with the business of Acquiror, that they are acquiring the Acquiror shares under Section 4(2), commonly known as the private offering exemption of the Securities Act of 1933, and that the shares are restricted and may not be resold, except in reliance on an exemption under the Act.

     (e)  The Directors of the Acquiror shall have approved this Agreement.

9. Indemnification. Within the period provided in paragraph 10 herein and in accordance with the terms of that paragraph, each party to this Agreement, shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any misrepresentations, breach of covenant or warranty or non-fulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same.

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10.  Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for three years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

11. Documents at Closing. Between the date hereof and the Delivery Date, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

     (a) Members will deliver, or cause to be delivered, to Acquiror the following:

          (1) membership certificates for the memberships of Acquiree being tendered hereunder, duly endorsed in blank,

          (2) all corporate records of Acquiree, including without limitation corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Delivery
               Date), stock books, stock transfer books, corporate seals, and such other corporate books and records as may reasonably requested for review by Acquiror and its counsel;

          (3) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement;

     (b)  Acquiror will deliver or cause to be delivered to Members and
          Acquiree:

          (1) stock certificates for Common Stock to be issued as a part of the exchange as listed on Exhibit "A";

          (2) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

12.  Miscellaneous.

     (a) Further Assurances. At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

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     (b)  Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     (c) Brokers. Neither party has employed any brokers or finders with regard to this Agreement unless otherwise described in writing to all parties hereto.

     (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to such person's address as it appears in Exhibit "A".

     (e) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g) Governing Law. This Agreement was negotiated and is being contracted for in the State of Colorado, and shall be governed by the laws of the State of Colorado, and the securities being issued herein are being issued and delivered within said jurisdiction in accordance with the isolated transaction and non-public offering exemption.

     (h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

     (i) Entire Agreement. This Agreement is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind of condition or inducements to the execution hereof.

     (j)  Time. Time is of the essence.

     (k) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

     (l) Default Costs. In the event any party hereto has to resort to legal action to enforce any of the terms hereof, such party shall be entitled to collect attorneys fees and other costs from the party in default.

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     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                          POCKETSPEC TECHNOLOGIES INC. a
                                          Colorado Corporation


                                          By:  /s/
                                              ----------------------------------
                                              President



                                          SPANISH TRAILS, LLC
                                          a New Mexico limited liability company

                                          By:  /s/
                                              ----------------------------------
                                              Manager


                              MEMBERS OF ACQUIREE:


                                          REAL ESTATE SERVICES, INC.
                                          a New Mexico corporation

                                          By: /s/
                                              ----------------------------------
/s/ FRED M. MONTANO                           President
----------------------------
FRED M. MONTANO, Indivdually


                                          NEW WORLD DEVELOPMENT, INC.

/s/ KAREN Y. DURAN
----------------------------
KAREN Y. DURAN, Individually
                                          By: /s/
                                              ----------------------------------
                                              President



                                            FALCON RIDGE DEVELOPMENT, LLC


                                          By: /s/
                                              ----------------------------------
                                              Manager



                                          BALBOA LIMITED LIABILITY COMPANY,
                                          a Colorado limited liability company


                                          By: /s/
                                              ----------------------------------
                                              Manager



                                          SIESTA KEY REVOCABLE LIVING TRUST,
                                          a Colorado trust


                                          By:  /s/
                                               --------------------------------
                                               Trustee

                                        9
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                                    EXHIBIT A


         Name                               Number of Shares to be Received
         -----                              -------------------------------


Real Estate Services, Inc.                              25,148,674

New World Development, Inc.                             25,150,446

Falcon Ridge Development, LLC.                          61,488,207

Fred M. Montano                                        239,437,267

Karen Y. Duran                                         195,934,363

Balboa Limited Liability Co.                            33,861,556

Siesta Key Revocable Trust                              33,861,556
                                                       -----------

Total:                                                 614,882,069
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